[Servotronics, Inc. Letterhead]	Exhibit 99.1

1110 Maple Street  ◆  P.O. Box 300  ◆  Elma, New York 14059-0300  ◆  716-655-5990  ◆  FAX 716-655-6012

May 14, 2012	SERVOTRONICS, INC. ANNOUNCES
1ST QUARTER RESULTS
FOR THE PERIOD ENDED MARCH 31, 2012
AND THE BOARD OF DIRECTORS DECLARES A $0.15 DIVIDEND ON COMMON STOCK

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) reported net income of $63,000 (or $0.03 per share Basic and Diluted) on revenues of $8,369,000 for the first quarter ended March 31, 2012 as compared to net income of $418,000 (or $0.21 per share Basic - $0.19 per share Diluted) on revenues of $8,275,000 for the comparable period ended March 31, 2011. The increase in revenues is attributable to increased product sales at the Company’s Advanced Technology Group (ATG) which exceeded a decrease in product sales at the Consumer Products Group (CPG). Net income was adversely affected by product mix, write-off of start-up costs related to new product lines/products, product development expenses and ramp-up costs to meet customers’ forecasted increases in product requirements. Cost containment efforts, operational consolidation evaluations, equipment updating, procurement cost reductions, outsourcing and other front-end expense producing activities that are necessary to produce long-term benefits are continuing with high priority.

On May 14, 2012 the Company announced that its Board of Directors declared a $0.15 per share cash dividend. The dividend will be paid on July 2, 2012 to shareholders of record on June 1, 2012 and will be approximately $355,000 in the aggregate. These dividends do not represent that the Company will pay dividends on a regular or scheduled basis.

Servotronics believes it has strategically positioned itself by continuing to design and develop new products for new applications/programs across a multiple of industries. Although there is always a certain degree of uncertainty with all planned courses of action, the ability to respond quickly is a carefully developed Company skill that has substantial value when evaluating strategic and tactical plans of action. It is anticipated that over the near term the operating results for certain of the Company’s products will be responsive to the volatility of certain of the government’s procurement procedures and other unexpected economic events.

Government procurements are expected to continue to be volatile and result in significant variances in period to period product delivery requirements. The Company continues to expand its capabilities by adding product lines and resources to the Company’s inventory of skills and product offerings. The Company’s many product developments and expanded capabilities are expected to benefit from continuing cost improvements through manufacturing enhancement and consolidation as the Company converts each challenge into an opportunity.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT